Exhibit 10(p)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made June 22, 2006, by and between National Signal, Inc., a California corporation (“Purchaser”), and U.S. Traffic Corporation, a Delaware corporation (“Seller”).

R E C I T A L S

A.                                   Seller is engaged, among other things, in the manufacture and sale of portable, changeable message signs, arrow boards, radar trailers and other miscellaneous portable traffic-related signage (“PCMS”) and lighting products (“Lighting”) (PCMS and Lighting collectively, the “Product Line”).

B.                                     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of Seller’s assets used primarily in or related primarily to the Product Line, on the terms contained in this Agreement.

A G R E E M E N T S

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Agreement to Purchase and Sell.  On the terms contained in this Agreement, at the Closing (as herein defined) Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of Seller’s right, title and interest in certain of Seller’s rights and assets used exclusively in or held in connection with and/or relating primarily to the Product Line (the “Purchased Assets”), free and clear of any liens, claims, encumbrances or security interests (collectively, “Claims”), exclusive of the Excluded Assets (as herein defined) and shall include the following assets of Seller which are used primarily in or relate primarily to the Product Line:

(a)                                  The inventory of packaging supplies, purchased parts, raw materials, work in process and finished goods (“Inventory”), including without limitation, the Inventory listed in Exhibit A hereto;

(b)                                 The furniture, fixtures, equipment, tools, dies, jigs, patterns, molds and other tangible personal property located at Seller’s facilities in Santa Fe Springs, California, Salt Lake City, Utah or Tecate, Mexico (the “Equipment”), including without limitation the items of Equipment listed on Exhibit B and the molds listed on Exhibit B-1 hereto;

(c)                                  The trademarks, trademark applications, trade names, service marks, patents, patent applications and copyrights relating primarily to the Product Line, including, without limitation, the names “Display Solutions,” “National Signal,” “Nu-Art,” “Holcor,” and “Intermark” (the “Intellectual Property”) that are identified on Exhibit C, all goodwill associated with the Intellectual Property and other intangible property rights associated therewith and all claims for past infringement thereof; all proprietary unpatented know-how and methods utilized to produce the products of the Product Line, and all engineering drawings, Gerber files, software and related source code that are identified as Exhibit C;

(d)                                 The contracts and agreements listed on Exhibit D hereto (the “Contracts”);

(e)                                  The purchase orders listed on Exhibit E hereto, except any purchase orders that require purchases of components that will not be used within one year in the ordinary course of business (the “Purchase Orders”);

(f)                                    The sales orders and sales contracts listed on Exhibit F hereto (the “Sales Orders”);

(g)                                 The customer lists, records and information, and all other books and records; and

(h)                                 The claims and rights (and benefits arising therefrom) with or against all persons whomsoever, including all rights against suppliers under warranties covering any of the Inventory or Equipment.

2.                                       Excluded Assets.  Seller shall retain the following assets (the “Excluded Assets”), which shall not be Purchased Assets under this Agreement:  (a) all assets of Seller which are not specifically identified in Section 1 as being Purchased Assets; (b) all accounts receivable resulting from sales of products of the Product Line prior to Closing; (c) all accounts payable resulting from operations of the Product Line prior to Closing; (d) the “U.S. Traffic” name and mark; (e) Seller’s corporate name; (f) Seller’s documents relating to the organization, maintenance and existence of Seller as a corporation, including without limitation Seller’s corporate charter, by-laws, minute and stock records, corporate seal; qualifications to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers; (g) Seller’s insurance policies in effect on the Closing Date; and (h) all cash, cash equivalents and investments.

3.                                       Liabilities.

(a)                                  On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser assumes and agrees to discharge and perform when due all liabilities of Seller under the Contracts, Purchase Orders and Sales Orders, to the extent such liabilities relate to performance after the Closing Date and all product warranty and return claims assumed by Purchaser pursuant to Section 9(f) (the “Assumed Liabilities”).

(b)                                 Other than as set forth in Section 3(a) above, Seller shall retain and Purchaser shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser of any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise.  Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller which are not Assumed Liabilities pursuant to Section 3(a) above, and such liabilities shall remain the sole liabilities of Seller, and Purchaser does not assume and shall not be responsible for, and shall not otherwise bear the economic burden of, any other liabilities of Seller, including liabilities for accounts payable, accrued expenses,  taxes, indebtedness for borrowed money, or violations of or obligations under law (including environmental matters) or otherwise (the “Excluded Liabilities”).  Seller agrees to discharge and perform in full when due, all of the Excluded Liabilities.

4.                                       Purchase Price.  The aggregate purchase price of the Purchased Assets (the “Purchase Price”) is One Million Five Hundred Thousand Dollars ($1,500,000).  The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended, in accordance with Exhibit G.  Purchaser shall pay the Purchase Price by wire-transfer of immediately available funds to such bank account as Seller shall specify by written notice delivered on or prior to the Closing Date.

5.                                       Time and Place of Closing.  The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m., prevailing business time, at the offices of Holland & Knight LLP, 131 S. Dearborn Street, Chicago, Illinois 60603, and remotely at such other offices and locations as may be suited by delivery by facsimile or overnight courier, on the date hereof (the “Closing Date”).  The Closing shall be deemed to be effective for all purposes as of the commencement of business on June 22, 2006.

At the Closing, Seller shall deliver the Purchased Assets to Purchaser, Purchaser shall confirm receipt of the Purchased Assets and Seller shall confirm receipt of the Purchase Price.  At the Closing, the Seller and the Purchaser shall execute and deliver:

(a)                                  a Sublease of approximately 57,000 square feet of the Seller’s facilities at 9603 John Street, Santa Fe Springs, California in the form substantially similar to Exhibit H (the “Santa Fe Springs Sublease”);

(b)                                 a Sublease of approximately 2,000 square feet of the Seller’s facilities at 3612 West 2100 South Street, Salt Lake City, Utah in the form substantially similar to Exhibit I (the “Salt Lake City Sublease,” and together with the Santa Fe Springs Sublease, the “Subleases”)

(c)                                  a Transition Services Agreement in the form substantially similar to Exhibit J (the “Transition Services Agreement”).

6.                                       Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that:

(a)                                  Corporate.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California.

(b)                                 Power and Authority.  Purchaser has full corporate power and authority to enter into and perform (i) this Agreement, (ii) the Sublease, and (iii) the Transition Services Agreement.  This Agreement, the Sublease and the Transition Services Agreement have been duly executed and delivered by a duly authorized officer or manager of Purchaser.  Neither the execution and delivery of this Agreement, the Sublease, and the Transition Services Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Articles of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(c)                                  Consents.  No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person, organization or association is required for the execution and delivery by Purchaser of this Agreement, the Sublease and the Transition Services Agreement, and the consummation by Purchaser of the transactions contemplated by this Agreement.

7.                                       Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that:

(a)                                  Corporate.  Seller is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware.  Seller has all necessary corporate power and authority and all authorizations, licenses, permits and certifications necessary to manufacture and sell the Product Line in the manner in which the Product Line is presently being manufactured and sold.  Seller has qualified as a foreign corporation, and is in good standing, under the laws of the States of California and Utah, and all other jurisdictions where the nature of the Product Line or the nature or location of the assets of the Product Line requires such qualification.

(b)                                 Power and Authority.  Seller has full power and authority to enter into and perform this Agreement, the Sublease and the Transition Services Agreement.  This Agreement, the Sublease and the Transition Services Agreement have been duly executed and delivered by a duly authorized officer of Seller.  Neither the execution and delivery of this Agreement, the Sublease and the Transition Services Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of (i) any of the terms, conditions or provisions of Seller’s Certificate of Incorporation or By laws, (ii) of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award, (iii) constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the imposition of any security interest, lien, claim or other encumbrance upon any of the Purchased Assets.

(c)                                  Consents.   Except with respect to Seller’s lender and Seller’s landlord, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person, organization or association is required for the execution and delivery by Seller of this Agreement, the Sublease and the Transition Services Agreement and the consummation by Seller of the transactions contemplated by this Agreement, the Sublease and the Transition Services Agreement.

(d)                                 Equipment.  The Equipment constitutes all tangible personal property necessary in order for Seller to manufacture products of the Product Line in the manner in which

Seller has done so in the past.  All Equipment is in reasonable operating condition and repair (ordinary wear and tear excepted).

(e)                                  Title to Assets.  Subject to the liens of Seller’s lender which will be released at Closing, Seller has good and marketable title to the Purchased Assets, free and clear of any Claims, and no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.

(f)                                    Contracts.  The Contracts, Purchase Orders and Sales Orders constitute all of the contracts and agreements between Seller and any other party which relate to the manufacture or sale of the products of the Product Line.  Except as set forth on Schedule 7(f), the Contracts, Purchase Orders and Sales Orders are legal and in full force and binding upon the parties thereto, and the Contracts, Purchase Orders and Sales Orders will continue to be legal, binding and in full force and effect on identical terms immediately after the Closing Date.  No default by Seller has occurred thereunder and, to the best of Seller’s knowledge, no default by the other contracting parties has occurred thereunder.  To Seller’s knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder.  Complete and accurate copies of all Contracts, Purchase Orders and Sales Orders have previously been delivered to Purchaser.

(g)                                 Conflicts. Subject to the liens of Seller’s lender which will be released at Closing and receipt of Seller’s landlord’s consent, Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

(h)                                 Tax Matters.  Seller has filed all tax returns that it was required to file and all such tax returns were correct and complete in all material respects.  All taxes owed by Seller have been paid.  There are no liens or security interests on any of the assets of the Seller that arose in connection with any failure to pay any tax.  The Seller has withheld and paid all taxes that the Seller is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

(i)                                     Intellectual Property.  Seller owns or has the right to use pursuant to license, sublicense agreement, or permission all intellectual property necessary for the operation of the Product Line as presently conducted, and Seller has taken all necessary action to maintain and protect each item of intellectual property that it owns or uses in connection with the Product Line.  To its knowledge, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party) that has not previously been resolved.  To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller with respect to the Product Line.  To Seller’s knowledge, none of the intellectual property will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its Product Line as presently conducted.  Sellers owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property identified on Exhibit C.  Except as set forth on Schedule 7(i), each item of Intellectual Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing Date hereunder.

(j)                                     Product Warranty.  No product of the Product Line manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease of Seller.  Seller has made available to Purchaser copies of the standard terms and conditions of sale or lease used by Seller (containing applicable guaranty, warranty, and indemnity provisions) in the Product Line.

(k)                                  Product Liability; Product Safety.  Except as set forth on Schedule 7(k), Seller has not been notified, nor is it aware of any liability arising out of any death or injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered, or any service provided, by Seller with respect to the Product Line.  Seller has not been required to file any notification or other report with or provide information to any product safety agency, commission, board or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by Seller with respect to the Product Line.  To the best of Seller’s knowledge, each product manufactured, distributed or sold by Seller in the conduct of the Product Line complies in all material respects with all product safety standards of each applicable product safety agency, commission, board or other governmental authority.

(l)                                     Employee Benefits.  Seller has provided Purchaser with a description of each employee benefit plan that Seller maintains or to which Seller contributes for the benefit of any current employee of Seller with respect to the Product Line.  Seller has no obligation to contribute to any multiemployer benefit plan.  Seller has complied with all HIPAA requirements.

(m)                               Environmental, Health and Safety.  Seller has complied with all environmental laws, and no action has been filed or commenced against it alleging any violation of any environmental law.  Seller has obtained and is in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorization which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all environmental laws.  Seller has no environmental liabilities, and there are no conditions or circumstances which might reasonably result in any environmental liabilities, including any environmental liabilities with respect to:  (i) noncompliance with any applicable environmental laws, or (ii) the presence or release or threatened release of any hazardous materials, or (iii) personal injury, wrongful death, or other tortious conduct relating specifically to any hazardous materials used, manufactured, sold, or disposed of by or on behalf of seller.  Seller has complied in all materials respects, and is currently in compliance in all material respects with, all legal requirements relating to public health and safety, and worker health and safety (including, without limitation, the Occupational Safety and Health Act).  Seller has provided Purchaser the opportunity to review all documentary information in its possession or control regarding environmental liabilities associated with the Product Line.  To Seller’s knowledge, the Santa Fe Springs and the Salt Lake City facilities of Seller are currently, and at all times during the Seller’s possession and/or operations at these facilities have been, in compliance and in all material respects with all applicable environmental laws.

(n)                                 Suppliers.  The Seller currently is not in dispute with any current or former supplier of merchandise relating to the Product Line.

(o)                                 Litigation.  Except as set forth at Schedule 7(o), no action, suit, or proceeding is pending or, to the Seller’s knowledge, threatened against the Seller before any court or quai-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own the Purchased Assets.  Except as set forth at Schedule 7(o), the Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

(p)                                 Legal Compliance.  The Seller has complied in all material respects with all laws applicable to the Seller, and the Seller has not received any notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of the Product Line.  The Seller has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the business of the Seller and own and operate the Purchased Assets (collectively, the “Permits”).  A true, correct and complete list of all the Permits is set forth under Schedule 7(p), with an indication as to whether the Permit is assignable to the Purchaser.  The Seller has conducted its business in compliance with all term and conditions of the Permits.

(q)                                 Complete Disclosure.  The representations and warranties of Seller in this Agreement do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein not misleading.

Except for the representations and warranties specifically set forth in this Section 7, Seller makes no, and expressly disclaims all, express, implied or statutory warranties of any kind whatsoever, including with respect to (a) any information furnished by Seller or any of Seller’s other representatives or agents, (b) the physical condition or value of any of the Purchased Assets or (c) the future profitability or future earnings performance of the Product Line.  ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

8.                                       Closing Deliveries.  At the Closing, each party shall deliver to the party entitled to the receipt thereof the documents required to be delivered pursuant to Section 5 hereof and such other documents, instruments and materials as may be reasonably required to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.  The conveyance, transfer, assignment and delivery of the Purchased Assets shall be effected by Seller’s execution and delivery to Purchaser of a bill of sale substantially in the form attached hereto as Exhibit K (the “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as Purchaser may reasonably request, and the assignment and assumption of the Assumed Liabilities to Purchaser shall be effected by Seller’s and Purchaser’s execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit L (the “Assumption Agreement”).

9.                                       Post Closing Agreements.  From and after the Closing:

(a)                                  Employees.  On or before July 31, 2006, the Purchaser will offer at-will employment to Seller’s employees identified on Exhibit M (“Business Employees”) in positions and at compensation, with benefits, and upon terms and conditions which are, in the aggregate, substantially similar to the positions, compensation, benefits and terms and conditions of the Seller in effect on the Closing Date. Until July 31, 2006, Seller will use its best efforts to retain the Business Employees in positions and at compensation, with benefits, and upon terms and conditions which are, in the aggregate, substantially similar to the positions, compensation, benefits and terms and conditions of the Seller in effect on the Closing Date. Prior to July 31, 2006, the Seller will use the Business Employees to provide certain of the services required of the Seller under the Transition Services Agreement.

(b)                                 Payments of Receivables.  In the event Seller shall receive any instrument of payment of any of Purchaser’s accounts receivable, Seller shall forthwith deliver such instrument to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.  In the event Purchaser shall receive any instrument of payment of any of Seller’s accounts receivable, Purchaser shall forthwith deliver such instrument to Seller, endorsed where necessary, without recourse, in favor of Seller.

(c)                                  Sales and Transfer Taxes and Fees.  Seller shall pay when due all sales taxes and/or use taxes, recording fees, personal property title application fees, patent and trademark assignment registration fees and all other taxes and fees on the transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Purchaser.

(d)                                 Inspection.  Seller, on the one hand, and Purchaser, on the other hand, shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Product Line available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a three (3) year period following the Closing Date, with respect to all transactions relating to the Product Line occurring prior to and those relating to the Closing, the historical financial condition, assets, liabilities, results of operations and cash flows of the Product Line.  As used in this Section 9(d), the right of inspection includes the right to make extracts or copies.  The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

(e)                                  Unassigned Assets.  Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any Contract, Purchaser Order or Sales Order which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall, to the extent reasonably necessary, cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser.  Without limiting the generality of any provision elsewhere herein contained, the non-assignment of any of the foregoing shall not, to the extent the liabilities thereunder would have been Assumed Liabilities but for this paragraph (e), affect the status of such liabilities as Assumed Liabilities, provided the full benefits of such Contract, Purchase Order or Sales Order are obtained by Purchaser.

(f)                                    Product Returns and Product Warranties.  During the applicable warranty period for products shipped by Seller, (i) Purchaser will be obligated to accept returns of products of the Product Line shipped by Seller on and prior to the Closing Date, or which constitute finished goods or partially finished goods inventory on the Closing Date, which are defective or which fail to conform to the customer’s order in accordance with the customer’s request, consistent with Seller’s past practices and in accordance with applicable law; and (ii) Purchaser shall be obligated to honor any product warranties which are in effect as of the Closing Date with respect to products of the Product Line which were sold prior to the Closing Date.  Seller shall reimburse the Purchaser the costs and expenses related to product warranty and return claims that exceed an aggregate amount of $100,000 during such period.  Purchaser will advise Seller on a quarterly basis of expenses and costs incurred by Purchaser with respect to product returns and warranties, and estimates of costs and expenses related thereto.  Purchaser shall invoice the Seller on a quarterly basis in arrears with respect to all costs and expenses that are reimbursable.  Seller has provided Purchaser with a written list of all such product returns and/or product warranties, and an estimate of the costs and expenses related thereto, known or to which Seller has reason to believe will be subject to product returns and product warranties as of the Closing Date.

(g)                                 Non-Competition; Non-Solicitation.  In consideration of the benefits of this Agreement to Seller and in order to induce Purchaser to enter into this Agreement, Seller hereby covenants and agrees that from and after the Closing and until the fifth anniversary of the Closing Date, neither Seller nor any of its affiliates (including, without limitation, Quixote Corporation, and any present or future subsidiary of Quixote Corporation) shall, directly, or indirectly, as a partner, stockholder, proprietor, consultant, joint venturer, investor or in any other capacity:

(i)                                     Engage in, or own, manage, operate, control, finance, or participate in the ownership, management, operation, control, or financing of, any business or entity which engages in the business of manufacturing products which are competitive with the products of the Product Line;

(ii)                                  Hire or solicit to perform services (as an employee, consultant or otherwise) any Persons who are or, within the twelve (12) month period immediately preceding Seller’s action were, employees of Purchaser or any of its affiliates or take any actions which are intended to persuade any employee of Purchaser or any of such affiliates to terminate his or her association with Purchaser or such affiliates; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this subparagraph (ii); or

(iii)                               Solicit any customer of Purchaser to purchase products or services which could be supplied by Purchaser from the Product Line; provided however, notwithstanding the provisions of this paragraph (g)(iii), Seller and its affiliates shall have the right to continue to solicit for and sell products of the Product Line if those products are components of an integrated system.

(h)                                 Confidentiality.  From and after the Closing, Seller and its affiliates shall keep confidential and not disclose to any other person or entity or use for their own benefit or the benefit of any other person or entity, any information regarding the Product Line or Seller’s conduct of the business or manufacturing and selling products of the Product Line.  The obligation of Seller under this paragraph shall not apply to information which:  (i) is or becomes generally available to the public without breach of the commitment provided for in this paragraph; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

(i)                                     Injunctive Relief.  Seller acknowledges that, given the nature of the business of manufacturing and selling the products of the Product Line, the covenants contained in this Section paragraphs (g) and (h) contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Purchaser the goodwill of Seller and to protect the legitimate business interests of Purchaser. If, however, paragraphs (g) or (h) (or any portion thereof) is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action.  Seller agrees that Purchaser’s remedies at law for any breach or threat of breach by Seller or any of its affiliates of the provisions of paragraph (h) or (i) will be inadequate, and that Purchaser shall be entitled to an injunction or injunctions, without the necessity  for the posting of a bond or other collateral security, to prevent breaches of the provisions of paragraphs (g) and (h) and to enforce specifically the terms and provisions thereof.

(j)                                     Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transaction contemplated hereby.

(k)                                  Notwithstanding the provisions of paragraph (g), for a period of twelve months from the Closing Date, (i) Seller and its affiliates may continue to market and sell products of the Product Line outside of North America; (ii) Seller or its affiliates will offer to buy such products from Purchaser, which Purchaser may or may not have to accept; and (iii) if Purchaser accepts such order, Purchaser will pay Seller or its affiliates a 5% commission on such purchase order.

10.                                 Indemnification Obligations of Seller.  From and after the Closing for eighteen (18) months with respect to matters identified in (a) below and forever with respect to matters identified in (b), (c) and (d) below, Seller shall defend, indemnify, save and keep harmless Purchaser and its officers, directors, shareholders, lenders, successors and permitted assigns against and from all Damages (as herein defined) sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a)                                  any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement;

(b)                                 any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement;

(c)                                  the failure to discharge when due any liability or obligation of Seller other than the Assumed Liabilities, or any claim against Purchaser with respect to any such liability or obligation or alleged liability or obligation, including, without limitation, liability on account of taxes payable by Seller, or for which Seller is liable, either by operation of law or pursuant to the provisions of this Agreement;

(d)                                 any claims by parties other than Purchaser to the extent caused by acts or omissions of Seller on or prior to the Closing Date.

As used in this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any claim.

11.                                 Indemnification Obligations of Purchaser.  From and after the Closing for eighteen (18) months with respect to matters identified in paragraph (a) below and forever with respect to matters identified in paragraphs (b), (c) and (d) below, Purchaser shall defend, indemnify, save and keep harmless Seller from all Damages sustained or incurred by Seller or Shareholder resulting from or arising out of or by virtue of:

(a)                                  any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement;

(b)                                 any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement;

(c)                                  any failure of Purchaser to pay and/or discharge any of the Assumed Liabilities; and

(d)                                 any claims by parties other than Seller to the extent caused by acts or omissions of Purchaser after the Closing Date, (provided such acts or omissions do not arise as a result of Seller’s actions at or prior to the Closing), including claims for Damages which arise or arose out of Purchaser’s manufacture and sale of products of the Product Line after the Closing.

12.                                 Miscellaneous.

(a)                                  Publicity.  Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of Seller and Purchaser.

(b)                                 Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail.  Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days following its delivery by facsimile.  All notices shall be addressed as follows:  (1) if to Seller, addressed to Seller c/o Quixote Corporation, 35 E. Wacker Drive, Chicago, Illinois 60601, Attention:  Daniel P. Gorey, facsimile (312) 476-1356, with a copy to Holland & Knight, LLP, 131 S. Dearborn, Chicago, Illinois 60603, Attention:  Anne Hamblin Schiave, facsimile (312) 578-6666; (2) if to Purchaser, National Signal, Inc., 9601 John Street, Santa Fe Springs, California 90670, Attention:  Mark Fernandez, with a copy to Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, CA 92626, Attn: Vicki Dallas, facsimile 714-546-9035 or (3) to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12(b).

(c)                                  Fees and Expenses.  Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including attorneys’, accountants’, brokers’ and other professional fees and expenses.

(d)                                 Entire Agreement.  This Agreement, and the exhibits hereto, the Sublease, and the Transition Services Agreement constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

(e)                                  Survival; Non-Waiver.  All representations and warranties shall survive the Closing  (and none shall merge into any instrument of conveyance) regardless of any investigation or lack of investigation by any of the parties hereto.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(f)                                    Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of California applicable to contracts made in that State, without regard to any conflict of law principles of the State of California.

(g)                                 Consent to Jurisdiction.  This Agreement has been executed and delivered in and shall be deemed to have been made in California.  Each of the parties agrees to the exclusive jurisdiction of any state or Federal court within Los Angeles, California, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail or delivered by hand, directed to it as provided in the following sentence, and service so made shall be deemed to be completed when received.  Process to be served upon Seller shall be mailed or delivered c/o Anne Hamblin Schiave, Holland & Knight, LLP, 131 S. Dearborn Street, Chicago, Illinois 60603.  Process to be served upon Purchaser shall be mailed or delivered to Vicki Dallas, Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, CA 92626.  Each of the parties waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right to serve legal process in any other manner permitted by applicable law.

(h)                                 Waiver of Trial by Jury.  Each of the parties waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party’s rights under this Agreement.

(i)                                     Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(j)                                     Assignment.  This Agreement shall not be assignable by either party without the prior written consent of the other party.  Notwithstanding the foregoing, Purchaser may assign this Agreement to any of its affiliates, or to a purchaser of substantially all of its assets.  Any permitted assignee will be obligated to assume the obligations of the assignor, and the assignor shall remain liable performance of all obligations of the assignee.

(k)                                  Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

(l)                                     Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(m)                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

(n)                                 Counterparts.  Counterpart copies of this Agreement may be signed by all Parties and signature pages exchanged by facsimile or email.  The Parties intend and agree that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding.  Counterpart originals of this Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable time following the exchange of signature pages by facsimile or email, each of which shall be an original and all of which together shall constitute the one and same instrument.

(o)                                 No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person or entity.

(p)                                 Gender.  As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires.

(q)                                 Interpretation.  Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated.  The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

(r)                                    The parties  hereby waive compliance with the California Bulk Sales law.  Purchaser will pay all of the Assumed Liabilities and Seller will pay the Excluded Liabilities.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first above written.

U.S. TRAFFIC CORPORATION

By:	/s/ Daniel P. Gorey

Its: Vice President

NATIONAL SIGNAL, INC.

By	: /s/ Mark Fernandez
President